Exhibit 10.26

LOGMEIN, INC.

Restricted Stock Unit Agreement

1.	Grant of Award.

This Restricted Stock Unit Agreement (the “Agreement”) evidences the grant by LogMeIn, Inc., a Delaware corporation (the “Company”), on             , 2012 (the “Grant Date”) to              (the “Participant”) of              Restricted Stock Units (individually, an “RSU” and collectively, the “RSUs”), subject to the terms and conditions set forth in this Agreement and in the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of Common Stock as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.” Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.	Vesting; Forfeiture.

(a)             While the Participant remains an employee of, or consultant or advisor to, the Company (an “Eligible Participant”), this Award will vest as to one-third of the original number of RSUs on the first anniversary of the Grant Date, one-third of the original number of RSUs on the second anniversary of the Grant Date, and all remaining unvested RSUs on the third anniversary of the Grant Date (the “Last Vesting Date”). The number of RSUs that vest on any date (other than the Last Vesting Date) shall be rounded down to the nearest whole number of RSUs.

(b)             If the Participant ceases to be an Eligible Participant for any reason or no reason, then the Participant will immediately and automatically forfeit all rights to any of the RSUs that are unvested as of the date the Participant’s employment or other service provider relationship ends.

3.	Distribution of Shares.

Subject to the terms and conditions of this Agreement (including any withholding tax obligations) and compliance with all applicable laws, on or within 60 days after any date on which RSUs vest, the Company will distribute to the Participant or his or her estate, if applicable, the Shares represented by RSUs that vested on such vesting date. Such Shares shall be distributed in the form determined by the Company. Until the RSUs vest, the Participant shall have no rights to any Shares and until the Shares represented by any vested RSUs are distributed to the Participant in accordance with this Agreement, the Participant shall have no rights associated with any Shares, including without limitation dividend or voting rights.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution, and any such purported transfer shall be null and void and of no force or effect, unless otherwise determined by the Company.

5.	Withholding Taxes.

(a)             The Company shall not be obligated to deliver any Shares issuable with respect to the RSUs unless and until the Participant shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of the Participant resulting from the vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs (the “Tax Withholding Obligation”).

(b)             Unless the Company elects to have the Participant satisfy the Tax Withholding Obligation by some other means, the Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company to withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value necessary to satisfy the Tax Withholding Obligation based on the minimum applicable statutory withholding rates, rounded up the nearest whole Share. To the extent rounding causes the Fair Market Value of the Shares withheld by the Company to exceed the Participant’s Tax Withholding Obligation, the Company agrees to include such excess cash together with the amounts necessary to satisfy the Participant’s Tax Withholding Obligation. The Participant acknowledges that the Company or its designee is under no obligation to withhold Shares, and that the withheld Shares may not be sufficient to satisfy the Tax Withholding Obligation.

(c)             In the event the Company does not elect to have the Tax Withholding Obligation satisfied under Section 5(b), then the Company may elect to instruct any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of shares from those Shares issuable to the Participant upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. The Participant’s acceptance of this Award constitutes the Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 5(c). Any Shares to be sold through a broker-assisted sale will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable. The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. The Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Participant as soon as practicable. The Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation.

(d)             To the maximum extent permitted by applicable law, with respect to any taxable event arising from the RSUs, the Company further has the authority to deduct or withhold by the deduction of such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to the Participant, or to require the Participant to satisfy any Tax Withholding Obligation through a cash payment to the Company with respect to which the Tax Withholding Obligation arises or through any other means permitted by the Plan.

6. Consequences of Reorganization Events. In connection with a Reorganization Event (as defined in Section 10(b)(1) of the Plan), Section 10(b)(3) of the Plan shall apply.

7. Miscellaneous.

(a)             No Rights to Continued Service Relationship. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by continuing service at the will of the Company (not through the act of being hired or acquiring Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement with the Company for the vesting period, for any period, or at all. The Participant acknowledges that for all purposes of the Plan his or her service to the Company will cease on his or her last day of active relationship with the Company, as determined by the Company.

(b)             Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(c)             Participant’s Acknowledgments. The Participant acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and Plan. Notwithstanding anything in this Agreement to the contrary, the Participant must accept the grant of RSUs and the terms of this Agreement in the manner determined by the Company no later than thirty (30) days prior to the first vesting date set forth in Section 2(a) above or the Participant will immediately and automatically forfeit all rights to any of the RSUs on the date twenty-nine (29) days prior to such first vesting date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

LogMeIn, Inc.

By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE OF AGREEMENT

The Participant hereby accepts the foregoing grant as evidenced by this Agreement and agrees to the terms and conditions thereof and acknowledges receipt of a copy of the Company’s Amended and Restated 2009 Stock Incentive Plan.

PARTICIPANT:

Address: